                        $464,700,000



                      CREDIT AGREEMENT



                 Dated as of April 13, 1994



                            among



             NATIONAL MEDICAL ENTERPRISES, INC.,
               as Borrower and Account Party,



   BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                    THE BANK OF NEW YORK
                  BANKERS TRUST COMPANY and
          MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                          as Banks,


                             and


         MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Issuing Bank and Administrative Agent





   BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                    THE BANK OF NEW YORK
                 BT SECURITIES CORPORATION and
                  J.P. MORGAN SECURITIES INC.
                     as Managing Agents

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                                   DEFINITIONS

SECTION         1.01    Definitions. . . . . . . . . . . . . . . . . . . 1
                1.02    Accounting Terms and
                          Determinations . . . . . . . . . . . . . . . .16


                                   ARTICLE II
                                   THE CREDITS

SECTION         2.01    Commitments to Lend. . . . . . . . . . . . . . .16
                2.02    Notice of Borrowing. . . . . . . . . . . . . . .17
                2.03    Notice to Banks; Funding of Loans. . . . . . . .17
                2.04    Notes. . . . . . . . . . . . . . . . . . . . . .18
                2.05    Termination or Reduction of
                          Tranche A Commitments; Maturity
                          of Loans . . . . . . . . . . . . . . . . . . .18
                2.06    Termination or Reduction of
                          Tranche B and C Commitments. . . . . . . . . .19
                2.07    Optional Prepayments . . . . . . . . . . . . . .19
                2.08    Interest Rates . . . . . . . . . . . . . . . . .20
                2.09    Method of Electing Interest Rates. . . . . . . .21
                2.10    Letters of Credit. . . . . . . . . . . . . . . .23
                2.11    Fees . . . . . . . . . . . . . . . . . . . . . .28
                2.12    General Provisions as to Payments. . . . . . . .29
                2.13    Funding Losses . . . . . . . . . . . . . . . . .30
                2.14    Computation of Interest. . . . . . . . . . . . .30
                2.15    Regulation D Compensation. . . . . . . . . . . .31


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

SECTION         3.01    Financial Condition. . . . . . . . . . . . . . .32
                3.02    No Change. . . . . . . . . . . . . . . . . . . .32
                3.03    Corporate Existence; Compliance
                          with Law . . . . . . . . . . . . . . . . . . .32
                3.04    Corporate Power; Authorization;
                          Enforceable Obligations. . . . . . . . . . . .34
                3.05    No Legal Bar . . . . . . . . . . . . . . . . . .34
                3.06    Material Litigation. . . . . . . . . . . . . . .35
                3.07    No Default . . . . . . . . . . . . . . . . . . .36
                3.08    Title to Properties; Liens . . . . . . . . . . .36
                3.09    No Burdensome Restrictions . . . . . . . . . . .36
                3.10    Taxes. . . . . . . . . . . . . . . . . . . . . .37

                3.11    Federal Regulations. . . . . . . . . . . . . . .37
                3.12    ERISA. . . . . . . . . . . . . . . . . . . . . .37
                3.13    Investment Company Act . . . . . . . . . . . . .37
                3.14    Leases . . . . . . . . . . . . . . . . . . . . .37
                3.15    Environmental Matters. . . . . . . . . . . . . .38


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

SECTION         4.01    Conditions to Effectiveness. . . . . . . . . . .38
                4.02    Conditions to All Loans. . . . . . . . . . . . .41


                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

SECTION   5.01  Financial Statements . . . . . . . . . . . . . . . . . .42
                5.02    Payment of Obligations . . . . . . . . . . . . .44
                5.03    Maintenance of Properties;
                          Insurance. . . . . . . . . . . . . . . . . . .45
                5.04    Notices. . . . . . . . . . . . . . . . . . . . .45
                5.05    Conduct of Business; Maintenance
                          of Existence and Compliance
                          With Law . . . . . . . . . . . . . . . . . . .46
                5.06    Inspection of Property; Books and
                          Records. . . . . . . . . . . . . . . . . . . .47


                                   ARTICLE VI
                               NEGATIVE COVENANTS

SECTION   6.01  Limitation on Indebtedness . . . . . . . . . . . . . . .48
                6.02    Limitations on Liens and Negative
                          Pledges. . . . . . . . . . . . . . . . . . . .48
                6.03    Limitation on Contingent Obligations . . . . . .50
                6.04    Limitation on Investments. . . . . . . . . . . .50
                6.05    Limitation on Fundamental Changes. . . . . . . .50
                6.06    Maintenance of Consolidated Net
                          Worth. . . . . . . . . . . . . . . . . . . . .51
                6.07    Ratio of Consolidated Indebtedness
                          to Consolidated Net Worth. . . . . . . . . . .51
                6.08    Fixed Charge Coverage. . . . . . . . . . . . . .51
                6.09    Dividends. . . . . . . . . . . . . . . . . . . .52
                6.10    Consolidated Capital Expenditures. . . . . . . .52
                6.11    No Limitation on Payment of Dividends
                          by Subsidiaries. . . . . . . . . . . . . . . .52

                6.12    Use of Proceeds; Ineligible
                          Securities . . . . . . . . . . . . . . . . . .52


                                   ARTICLE VII
                                EVENTS OF DEFAULT

SECTION         7.01    Events of Default. . . . . . . . . . . . . . . .53


                                  ARTICLE VIII
                                    THE AGENT

SECTION   8.01  Appointment and Authorization. . . . . . . . . . . . . .58
                8.02    Agent and Affiliates . . . . . . . . . . . . . .58
                8.03    Action by Agent. . . . . . . . . . . . . . . . .58
                8.04    Consultation with Experts. . . . . . . . . . . .58
                8.05    Liability of Agent . . . . . . . . . . . . . . .58
                8.06    Indemnification. . . . . . . . . . . . . . . . .59
                8.07    Credit Decision. . . . . . . . . . . . . . . . .59
                8.08    Successor Agent. . . . . . . . . . . . . . . . .59
                8.09    Agent's Fee. . . . . . . . . . . . . . . . . . .60
                8.10    Managing Agents. . . . . . . . . . . . . . . . .60


                                   ARTICLE IX
                             CHANGE IN CIRCUMSTANCES

SECTION         9.01    Basis for Determining Interest
                          Rate Inadequate or Unfair. . . . . . . . . . .60
                9.02    Illegality . . . . . . . . . . . . . . . . . . .61
                9.03    Increased Cost and Reduced Return. . . . . . . .61
                9.04    Taxes. . . . . . . . . . . . . . . . . . . . . .63
                9.05    Domestic Loans Substituted for
                          Affected Euro-Dollar Loans . . . . . . . . . .64


                                    ARTICLE X
                                  MISCELLANEOUS

SECTION         10.01   Notices. . . . . . . . . . . . . . . . . . . . .65
                10.02   No Waivers . . . . . . . . . . . . . . . . . . .65
                10.03   Expenses; Indemnification. . . . . . . . . . . .65
                10.04   Sharing of Set-Offs. . . . . . . . . . . . . . .66
                10.05   Amendments and Waivers . . . . . . . . . . . . .67
                10.06   Successors and Assigns . . . . . . . . . . . . .67
                10.07   Collateral . . . . . . . . . . . . . . . . . . .69

                10.08   Governing Law; Submission to
                          Jurisdiction . . . . . . . . . . . . . . . . .69
                10.09   Counterparts; Integration. . . . . . . . . . . .69
                10.10   WAIVER OF JURY TRIAL . . . . . . . . . . . . . .70

Schedule I      Commitments
Schedule II     Credit Lines Existing at February 28, 1994
Schedule III    Contingent Obligations



Exhibit A             Form of Note
Exhibit B             Form of Credit Suisse Letter of Credit
Exhibit C             Form of Sanwa Letters of Credit
Exhibit D             Form of Hospitals Guaranty
Exhibit E             Form of Pledge Agreement
Exhibit F             Form of Officer's Certificate as
                        to Continued Accuracy of
                        Representations and No Default
Exhibit G             Opinion of Special Counsel for
                        the Company and Hospitals
Exhibit H             Opinion of Internal Counsel for
                        the Company and Hospitals
Exhibit I             Opinion of Special Counsel for
                        the Agent
Exhibit J             Form of Assignment and Assumption
                        Agreement

                                CREDIT AGREEMENT


         AGREEMENT dated as of April 13, 1994 among NATIONAL MEDICAL ENTERPRISES, INC., as borrower and account party, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, THE BANK OF NEW YORK, BANKERS TRUST COMPANY and MORGAN GUARANTY TRUST COMPANY OF NEW YORK as Banks, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as the Issuing Bank and Administrative Agent.

         WHEREAS the Company has asked the Banks to provide it with a revolving credit facility in the aggregate amount of $222,000,000 and intends to apply the proceeds of the initial borrowing thereunder, together with other funds, to repay all loans outstanding under its Existing Credit Agreement and all interest and fees accrued thereunder;

         WHEREAS this Agreement is intended by the Company to be a replacement for the Existing Credit Agreement;

         WHEREAS the Company has asked the Issuing Bank to issue a standby letter of credit with a face amount of $146,200,000 to backstop an outstanding direct-pay letter of credit issued by Credit Suisse to support commercial paper issued by MP Funding Corporation for the benefit of certain Subsidiaries of the Company;

         WHEREAS the Company has asked the Issuing Bank to issue two standby letters of credit with an aggregate face amount of $96,500,000 to backstop two outstanding direct-pay letters of credit issued by The Sanwa Bank Limited, Dallas Agency, to support certain bonds issued by Metrocrest Hospital Authority for the benefit of a Subsidiary of the Company; and

         WHEREAS the Banks are willing to provide such revolving credit facility and participate in such standby letters of credit on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

         "Administrative Agent" means Morgan Guaranty Trust Company of New York in its capacity as administrative agent for the Banks under this Agreement.

         "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Bank.

         "Adversely Determined" means, with respect to any cause of action, litigation or investigation, a determination of liability or culpability on the part of the defendant (or cross-defendant) or an agreement by the defendant (or cross-defendant) to settle such litigation or investigation, which, in any case, requires the payment of the maximum amount or the imposition of the most disadvantageous alternative remedy or sanction reasonably likely to be assessed, imposed or required for settlement as opposed to the maximum amount sought or which could be possible under any circumstances.

         "Affiliate" means, as to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Per-son, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" means Morgan Guaranty Trust Company of New York in its capacity as Administrative Agent under this Agreement and the Hospitals Guaranty and agent for the Secured Parties under the Pledge Agreement, and its successors in such capacity.

         "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

         "Asset Sale" means the sale, transfer, lease or other disposition by the Company or any of its Subsidiaries in a single transaction or a series of related transactions to any Person (other than the Company or any of its wholly-owned Subsidiaries) of (i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries outside of the ordinary course of business (including the sale or securitization of any receivable); provided, in the case of any such sale, transfer, lease or other disposition, that the assets sold, transferred, leased or otherwise disposed of have a fair market value in excess of $1,000,000.

         "Assignee" has the meaning set forth in Section 10.06(c).

         "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.06(c), and their respective successors.

         "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

         "Borrowing" means the aggregation of Loans made to the Company at the same time by the Banks pursuant to Section 2.01, all of which Loans are of the same type (subject to Article IX) and have the same Interest Period or initial Interest Period. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

         "Commitments" means, with respect to each Bank, its Tranche A Commitment, Tranche B Commitment and Tranche C Commitment.

         "Company" means National Medical Enterprises, Inc., a Nevada corporation, and its successors.

         "Consolidated Adjusted EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income (excluding
(a) any extraordinary gains or gains or losses from Asset Sales and (b) any Realignment and Unusual Litigation Costs and the FASB 109 Tax Credit),
(ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense and (v) total amortization expense, all of the foregoing as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP.

         "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) by the Company and its Subsidiaries during that period that, in conformity with GAAP, should be included in "purchases of property, plant and equipment" or comparable items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by the Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person.

         "Consolidated Contingent Obligations" means, at any date, all Contingent Obligations of the Company and its Consolidated Subsidiaries, on a consolidated basis, at such date.

         "Consolidated Earnings" means, for any period, the consolidated earnings, before extraordinary items and before taxes, of the Company and its Consolidated Subsidiaries as determined in accordance with GAAP for such period.

         "Consolidated Indebtedness" means, at a particular date, all Indebtedness of the Company and its Consolidated Subsidiaries, on a consolidated basis, at such date.

         "Consolidated Interest Expense" means, for any period, total inter-est expense (including that portion attributable to capital leases in accor-dance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate agreements, but excluding (i) any amortization or write-off of amendment fees paid under the Existing Credit Agreement and (ii) any amortization of the fees referred to in Section 2.11(d).

         "Consolidated Net Earnings" means, for any period, the consolidated earnings, after taxes but before extraordinary items (including taxes relating to such extraordinary items), of the Company and its Consolidated Subsidiaries as determined in accordance with GAAP for such period.

         "Consolidated Net Income" means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that any calculation of Consolidated Net Income shall exclude any non-cash charge to income or other non-cash effect resulting from any sale of all or a portion of the Company's Psychiatric Division (as constituted on February 28, 1994).

         "Consolidated Net Worth" means, at a particular date, all amounts which, in conformity with GAAP, would be included under stockholders' equity on a consolidated balance sheet of the Company and its Consolidated Subsidiaries at such date.

         "Consolidated Rental Expense" means, for any period, the aggregate amount of all rents paid under all capital and operating leases of the Company and its Subsidiaries as lessee (net of sublease income and excluding any such rents or portions thereof included in Consolidated Interest Expense, as defined above).

         "Consolidated Subsidiaries" means all Subsidiaries of the Company, the accounts of which have been, or which in accordance with GAAP should be, consolidated with the accounts of the Company on a consolidated balance sheet of the Company.

         "Contingent Obligation" means any obligation of the Company and its Consolidated Subsidiaries required by GAAP to be disclosed in the consolidated financial statements of the Company and its Consolidated Subsidiaries or the footnotes thereto guaranteeing or in effect guaranteeing any Indebtedness of any Person (other than the Company or a Consolidated Subsidiary), including, without limitation, (i) in the case of Indebtedness of others secured by any lien upon property owned by the Company or a Consolidated Subsidiary, whether or not assumed, the lesser of the amount of such Indebtedness and the fair market value of such property securing such Indebtedness and (ii) any obligation to reimburse or pay any amount drawn under a letter of credit which supports the payment of any such Indebtedness.

         "Contingent Value Rights" means unsecured instruments issued by the Company to plaintiffs in settlement of shareholder class-action litigation that represent the right to receive a payment from the Company not earlier than three years from their issuance.

         "Counsel for the Company" means, at any date, such counsel, who may be the General Counsel or Assistant General Counsel of the Company at such date, as may be selected by the Company.

         "Credit Suisse Letter of Credit" has the meaning set forth in
Section 2.10(a).

         "Default" means any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Dollars" and "$" means dollars in lawful currency of the United States of America.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized by law to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent.

         "Domestic Loan" means (i) a loan to be made or maintained by a Bank hereunder as a Loan bearing interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article IX or (ii) an overdue amount which was a Domestic Loan immediately before it became overdue.

         "Draft 10-Q" means the draft marked "#15 2:30 PST", heretofore delivered to the Banks, of the Company's report on Form 10-Q for the fiscal quarter ended February 28, 1994.

         "Effective Date" means the date this Agreement becomes effective in accordance with Section 4.01.

         "Environmental Laws" means any and all laws, statutes, rules, regulations or ordinances in effect from time to time relating to the regulation or protection of human or animal health or safety or of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic, infectious or hazardous substances or wastes into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic, infectious or hazardous substances or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended, supplemented or modified from time to time.

         "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

         "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Agent.

         "Euro-Dollar Loan" means (i) a loan to be made or maintained by a Bank hereunder as a Loan bearing interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or
(ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

         "Euro-Dollar Margin" has the meaning set forth in Section 2.08(b).

         "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.08(b) on the basis of a London Interbank Offered Rate.

         "Euro-Dollar Reference Banks" means the principal London offices of Bank of America National Trust and Savings Association, The Bank of New York, Bankers Trust Company and Morgan Guaranty Trust Company of New York.

         "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.15.

         "Event of Default" means any of the events specified in Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Existing Credit Agreement" means the Seventh Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 30, 1990 among National Medical Enterprises, Inc., Bankers Trust Company, as Agent and the Banks parties thereto, as amended prior to the date hereof.

         "FASB 109 Tax Credit" means the credit taken during the Company's fiscal quarter ended August 31, 1993 in the approximate amount of $60,000,000 resulting from the Company's giving effect to Financial Accounting Standards Board Statement Number 109 "Accounting for Income Taxes".

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

         "Final Settlement" means the execution and delivery of:

         (a) a criminal plea agreement between the United States Department of Justice (the "DOJ") and the Company and/or one or more of its Subsidiaries (other than Hospitals and its Subsidiaries);

         (b) a civil settlement agreement between the DOJ and the Company and/or one or more of its Subsidiaries; and

         (c) written confirmation from the United States Department of Health and Human Services ("HHS") that it will not use the foregoing agreements, or any guilty plea pursuant thereto, as a basis to exclude the Company or any of its Subsidiaries from participating in or receiving payments under any federal programs, which agreements and written confirmation shall (i) resolve all currently open investigations by the DOJ and HHS of the Company, its Subsidiaries and their facilities and (ii) in the case of the civil settlement agreement, release the Company and its Subsidiaries from any further liability to the United States Government and its agencies relating to such investigations.

         "Final Settlement Date" means the date on which both of the agreements and the written confirmation referred to in the definition of "Final Settlement" shall have been executed and delivered by all of the parties thereto; provided that such agreements and written confirmation shall not require the Company and its Subsidiaries to make payments aggregating more than $400,000,000 on a pre-tax basis.

         "Fixed Charges" means, at any date, the sum of (i) the amount of interest (including without limitation any imputed interest) deducted in computing Consolidated Earnings for the immediately preceding four full fiscal quarters of the Company on all Indebtedness of the Company and its Consolidated Subsidiaries, plus (ii) an amount equal to the aggregate amount of all rentals paid or accrued by the Company and its Consolidated Subsidiaries during the immediately preceding four full fiscal quarters of the Company on lease obligations.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

         "Governmental Approvals" means any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any state, local or federal governmental authority or agency.

         "Group of Loans" means at any time a group of Loans consisting of
(i) all Loans which are Domestic Loans having the same Interest Period at such time or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any Bank is converted to or made as a Domestic Loan pursuant to Section 9.02 or 9.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

         "Hospitals" means NME Hospitals, Inc., a Delaware corporation.

         "Hospitals Guaranty" means the guaranty by Hospitals of all obligations of the Company under this Agreement, the Pledge Agreement and the Notes pursuant to a Guaranty Agreement, substantially in the form of Exhibit D hereto, as such guaranty may be amended from time to time.

         "Indebtedness" for any Person means (i) all obligations of such Person for borrowed money and for the deferred purchase price of property or services, and all obligations evidenced by bonds, debentures, notes or other similar instruments which in accordance with GAAP would be shown on the balance sheet of such Person as a liability; (ii) all rental obligations of such Person under leases required to be capitalized under GAAP; and (iii) all Contingent Value Rights issued by such Person.

         "Indemnitee" has the meaning set forth in Section 10.03(b).

         "Independent Certified Public Accountants" means independent accountants of national reputation selected by the Company.

         "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. sec 24, Seventh), as amended.

         "Interest Period" means:

         (a) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in the applicable notice; provided that:

         (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (iii) below, be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

         (ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

         (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         (b) with respect to each Domestic Loan, successive periods of 30 days each, commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election; provided that:

         (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (ii) below, be extended to the next succeeding Euro-Dollar Business Day; and

         (ii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Issuing Bank" means Morgan Guaranty Trust Company of New York in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

         "LC Fee Rate" has the meaning set forth in Section 2.11(b).

         "LC Indemnitees" has the meaning set forth in Section 2.10(j).

         "Letter of Credit" means the Credit Suisse Letter of Credit or either of the Sanwa Letters of Credit, and "Letters of Credit" means all of them.

         "Lien" means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), provided that the term "Liens" shall not be deemed to include, for the purposes of Sections 6.01 and 6.02 hereof, any of the following (a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in accordance with GAAP; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and deposits made in the ordinary course of business to obtain the release of any such Liens; (c) Liens, pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; provided that in no case shall such Lien secure any letter of credit reimbursement obligation with respect to a letter of credit issued in support thereof; (d) Liens, pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; provided that in no case shall such Lien secure any letter of credit reimbursement obligation with respect to a letter of credit issued in support thereof; (e) leases entered into by the Company or any Subsidiary as lessor in the ordinary course of business; (f) landlord's Liens imposed by law; (g) Liens and encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property of the Company or any Subsidiary and minor irregularities in title to such real property, none of which encumbrances materially impairs the use of any property by the Company or any of its Subsidiaries or the operation of their respective businesses; and (h) Liens, pledges or deposits securing (or in lieu of) surety, stay, appeal or customs bonds, or securing payment of taxes, assessments, customs duties or other similar charges.

         "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or any combination of the foregoing; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

         "London Interbank Offered Rate" has the meaning set forth in
Section 2.08(b).

         "Managing Agents" means Bank of America National Trust and Savings Association, The Bank of New York, BT Securities Corporation and J.P. Morgan Securities Inc., in their respective capacities as managing agents for the credit facility provided to the Company under this Agreement.

         "Margin Stock" has the meaning assigned to the term "margin stock" in subsection 221.2(h) of Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or modified from time to time.

         "MP Funding" means MP Funding Corporation, a Delaware corporation.

         "MP Funding Credit Agreement" means the First Amended and Restated Credit Agreement dated as of November 30, 1988, as further amended and restated as of January 25, 1990, and as the same may be still further amended, supplemented or otherwise modified from time to time, among MP Funding, Credit Suisse, as the "L/C Bank", the banks parties thereto and Credit Suisse, as Agent.

         "MP Funding Master Loan Agreement" means the First Amended and Restated Master Loan Agreement dated as of November 30, 1988, as further amended and restated as of January 25, 1990 and as amended by Amendment No. 1 as of November 2, 1993, and as the same may be still further amended, supplemented or otherwise modified from time to time, among MP Funding and the borrowers parties thereto and the additional borrowers that may become parties thereto.

         "Non-Restricted Assets" means any stock, property or other assets of the Company and its Subsidiaries other than any Restricted Assets.

         "Notes" means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

         "Notice of Borrowing" has the meaning set forth in Section 2.02.

         "Notice of Interest Rate Election" has the meaning set forth in
Section 2.09.

         "Parent" means, with respect to any Bank, any Person controlling such Bank.

         "Participant" has the meaning set forth in Section 10.06(b).

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permitted Line Rollovers" means renewals or extensions, after February 28, 1994, of the existing unsecured uncommitted credit lines listed on Schedule II hereto, including any refinancings of any such credit line with borrowings under another similar line entered into after February 28, 1994 so long as any such similar line is entered into by the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) and is neither guarantied by Hospitals or any of its Subsidiaries nor secured and is on terms no more onerous to the Company than the terms of the lines identified on Schedule II.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or a government or any agency or political subdivision thereof.

         "Plan" means any plan of a type described in Section 4021(a) of ERISA established or maintained by the Company or a Subsidiary in respect of which the Company or a Subsidiary or a commonly controlled entity is an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreement" means the pledge agreement, substantially in the form of Exhibit E hereto, pursuant to which the Company pledges all of the outstanding capital stock of Hospitals to secure the payment of the Company's obligations under this Agreement and the Notes, as such pledge agreement may be amended from time to time.

         "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

         "Psychiatric Division" means the operations of the Company and its Subsidiaries conducted at 61 freestanding psychiatric hospitals, residential treatment centers and substance abuse recovery facilities, including, without limitation, the stock of such Subsidiaries and the assets used in such operations.

         "Quarterly Date" means the last Euro-Dollar Business Day of each January, April, July and October.

         "Realignment and Unusual Litigation Costs" means (i) the charges taken against income during the Company's fiscal quarter ended August 31, 1993, in an aggregate amount not exceeding $143,000,000 on an after-tax basis, with respect to certain legal proceedings against the Company and its Subsidiaries and (ii) the charge taken against income during the Company's fiscal quarter ended February 28, 1994, in an aggregate amount not exceeding $375,000,000 on a pre-tax basis with respect to the matters expected to be resolved by the Final Settlement.

         "Reimbursement Obligation" means any obligation of the Company to reimburse the Issuing Bank for a drawing under a Letter of Credit or any portion of any such obligation to which a Bank has become subrogated pursuant Section 2.10(e).

         "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.

         "Required Banks" means at any time (i) Banks having at least 51% of the aggregate amount of the Commitments or (ii) if the Commitments shall have been terminated, Banks holding unpaid Reimbursement Obligations and/or Notes evidencing unpaid Loans that comprise at least 51% of the aggregate unpaid principal amount of all the Reimbursement Obligations and Loans outstanding at such time.

         "Restricted Assets" means (a) any of the stock, property or other assets of Hospitals or any of its Subsidiaries, (b) any of the stock, properties or other assets of the Company's or its Subsidiaries' international operations, including, without limitation, the stock of International-NME, Inc. or any of its Subsidiaries, and (c) any stock or other investment in Westminster Health Care Holdings plc or The Hillhaven Corporation or their respective subsidiaries.

         "Sanwa Letters of Credit" has the meaning set forth in
Section 2.10(a).

         "Sanwa Reimbursement Agreement" means the First Amended and Restated Letter of Credit and Reimbursement Agreement dated as of October 1, 1993 between the Company and The Sanwa Bank Limited, Dallas Agency, as the same may be amended, modified or supplemented from time to time.

         "Section 20 Subsidiary" means a subsidiary of the bank holding company controlling any Bank, which subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

         "Significant Subsidiary" means any Subsidiary other than a Subsidiary that (a) is not actively engaged in business and has assets of less than $5,000,000 and liabilities of less than $5,000,000 or (b) has assets of less than $1,000,000 and liabilities of less than $1,000,000.

         "Subsidiary" means any corporation of which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

         "Temporary Cash Investments" means any investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Corporation and at least P-1 by Moody's Investors Service, Inc. or (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, provided in each case that such Investment matures within 30 days from the date of acquisition thereof by the Agent.

         "Termination Date" means April 12, 1995, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

         "Total Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I hereto as its Total Commitment, representing the sum of such Bank's Tranche A Commitment, Tranche B Commitment and Tranche C Commitment, as such Total Commitment may be reduced from time to time pursuant to Sections 2.05 and 2.06.

         "Tranche A Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I hereto as its Tranche A Commitment, as such amount may be reduced from time to time pursuant to
Section 2.05.

         "Tranche B Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I hereto as its Tranche B Commitment, as such amount may be reduced from time to time pursuant to
Section 2.06.

         "Tranche C Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I hereto as its Tranche C Commitment, as such amount may be reduced from time to time pursuant to
Section 2.06.

         "United States" means the United States of America, including the states thereof and the District of Columbia, but excluding its territories and possessions.

         SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company's Independent Certified Public Accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks.


                                   ARTICLE II

                                   THE CREDITS

         SECTION 2.01. Commitments to Lend. Each Bank severally agrees, subject to the terms and conditions set forth in this Agreement, to make Loans to the Company pursuant to this Section from time to time prior to the Termination Date; provided that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of such Bank's Tranche A Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in an aggregate amount equal to the aggregate unused amount of the Tranche A Commitments) and shall be made from the several Banks ratably in proportion to their respective Tranche A Commitments. Within the foregoing limits, the Company may borrow under this Section, prepay Loans to the extent permitted by Section 2.07, and reborrow at any time prior to the Termination Date under this Section.

         SECTION 2.02. Notice of Borrowing. The Company shall give the Agent notice (a "Notice of Borrowing") not later than 11:00 a.m. (New York City time) on (x) the date of each Domestic Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

         (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

         (b)  the aggregate amount of such Borrowing,

         (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or at a Euro-Dollar Rate, and

         (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         SECTION 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

         (b) Not later than (i) 11:00 a.m. (New York City time) on the date of each Euro-Dollar Borrowing and (ii) 1:00 p.m. (New York City time) on the date of each Domestic Borrowing, each Bank shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. Unless the Agent determines that any applicable condition specified in
Article IV has not been satisfied, the Agent will make the funds so received from the Banks available to the Company at the Agent's aforesaid address.

         (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.08 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement.

         SECTION 2.04. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

         (b) Each Bank may, by notice to the Company and the Agent, request that its Domestic Loans and Euro-Dollar Loans be evidenced by separate Notes. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Domestic Loans or Euro-Dollar Loans, as the case may be. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include either or both of such Notes, as the context may require.

         (c) Upon receipt of each Bank's Note pursuant to Section 4.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Company so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

         SECTION 2.05. Termination or Reduction of Tranche A Commitments; Maturity of Loans. (a) On the Termination

Date, the Tranche A Commitments shall terminate and the Company shall repay in full, and there shall become due and payable, the aggregate principal amount of the Loans then outstanding, together with all accrued and unpaid interest thereon.

         (b) The Company may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Tranche A Commitments at any time prior to the Termination Date, if no Loans are outstanding at such time or
(ii) ratably reduce from time to time prior to the Termination Date, by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the unused portion of the Tranche A Commitments. If the Tranche A Commitments are terminated in their entirety, all accrued commitment fees shall be payable on the effective date of such termination.

         SECTION 2.06. Termination or Reduction of Tranche B and C Commitments. (a) The Tranche B Commitments shall be automatically reduced pro rata, whenever the Issuing Bank (or the Banks as subrogees of its rights) is reimbursed for an amount drawn under the Credit Suisse Letter of Credit, by an aggregate amount equal to the amount of such drawing so reimbursed. The Tranche B Commitments shall terminate when the Credit Suisse Letter of Credit has expired or been fully drawn and all related Reimbursement Obligations have been paid in full.

         (b) The Tranche C Commitments shall be automatically reduced pro rata, whenever the Issuing Bank (or the Banks as subrogees of its rights) is reimbursed for an amount drawn under the Sanwa Letters of Credit, by an aggregate amount equal to the amount of such drawing so reimbursed. The Tranche C Commitments shall terminate when both of the Sanwa Letters of Credit have expired or been fully drawn and all related Reimbursement Obligations have been paid in full.

         SECTION 2.07. Optional Prepayments. (a) The Company may, upon at least one Domestic Business Day's notice to the Agent, prepay any Group of Domestic Loans in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

         (b) The Company may, upon at least three Euro-Dollar Business Days' notice to the Agent, subject to Section 2.13, prepay any Group of Euro-Dollar Loans, in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

         (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Company.

         SECTION 2.08. Interest Rates. (a) Each Domestic Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof and, with respect to the principal amount of any Domestic Loan converted to a Euro-Dollar Loan, on the date such Domestic Loan is so converted. Any overdue principal of or interest on any Domestic Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

         (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

         "Euro-Dollar Margin" means (i) 1% from and including the Effective Date to but excluding the Final Settlement Date and (ii) 3/4 of 1% on and after the Final Settlement Date.

         The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 9.01 shall exist, the Base Rate for such day) and (ii) the sum of the Euro-Dollar Margin plus the London Interbank Offered Rate applicable to such Loan immediately before such payment was due.

         (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         (e) Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 9.01 shall apply.

         SECTION 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article IX), as follows:

         (i) if such Loans are Domestic Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; or

         (ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Domestic Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be continued as Domestic Loans for an additional Interest Period, in which case no such notice shall be delivered to the Agent at least three Domestic Business Days before such continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

         (b)  Each Notice of Interest Rate Election shall specify:

         (i) the Group of Loans (or portion thereof) to which such notice applies;

       (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

      (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

       (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

         (c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Company. If the Company fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Domestic Loans on the last day of the then current Interest Period applicable thereto.

         SECTION 2.10.  Letters of Credit.

         (a) Agreement to Issue Letters of Credit. Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue on the Effective Date for the account of the Company (i) a standby letter of credit in favor of Credit Suisse substantially in the form of Exhibit B hereto (the "Credit Suisse Letter of Credit") and (ii) two standby letters of credit in favor of The Sanwa Bank Limited, Dallas Agency substantially in the form of Exhibit C hereto (the "Sanwa Letters of Credit"). Each Bank agrees to participate in any drawings made under the Credit Suisse Letter of Credit ratably in proportion to its Tranche B Commitment and to participate in any drawings made under the Sanwa Letters of Credit ratably in proportion to its Tranche C Commitment.

         (b) Expiry. Each Letter of Credit will expire on the fifth Domestic Business Day prior to the Termination Date.

         (c) Drawings. (i) Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the Issuing Bank shall determine in accordance with the terms of such Letter of Credit whether such request for payment should be honored.

         (ii) If the Issuing Bank determines that a demand for payment by the beneficiary of any Letter of Credit should be honored, the Issuing Bank shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit. The Issuing Bank shall thereupon notify the Company, the Agent and each Bank of the amount of such drawing paid by it and the amount of each Bank's participation therein.

          (d) Reimbursement and Other Payments by the Company. (i) If any amount is drawn under any Letter of Credit, the Company irrevocably and unconditionally agrees to reimburse the Issuing Bank for all amounts paid by the Issuing Bank upon such drawing, together with any and all reasonable charges and expenses which the Issuing Bank may pay or incur relative to such drawing and interest on the amount drawn at the Federal Funds Rate for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (x) at or before 12:00 Noon (New York City time) on the date the Issuing Bank notifies the Company of such drawing, if such notice is given at or before 10:00 a.m. (New York City time) on such date, or (y) at or before 12:00 Noon (New York City time) on the first Domestic Business Day succeeding the date such notice is given, if such notice is given after 10:00 a.m. (New York City time); provided that no payment otherwise required by this sentence to be made by the Company at or before 12:00 Noon (New York City time) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the Issuing Bank, in its sole discretion, shall have been made by the Company at or before 12:00 Noon (New York City time) on such day and such payment is actually made at or before 3:00 p.m. (New York City time) on such day. The Issuing Bank shall provide a copy of any such notice to the Agent.


         (ii) In addition, the Company agrees to pay to the Issuing Bank interest on any and all amounts unpaid by the Company when due hereunder with respect to a Letter of Credit, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, payable on demand, at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

        (iii)  Each payment to be made by the Company pursuant to this
Section 2.10(d) shall be made, in Federal or other funds immediately available in New York City, to the Issuing Bank at its address referred to in or pursuant to Section 10.01.

           (e) Payments by Banks with Respect to Letters of Credit. (i) Each Bank shall make available an amount equal to its ratable share of any drawing under a Letter of Credit, in Federal or other funds immediately available in New York City, to the Issuing Bank by 3:00 p.m. (New York City time) on the Domestic Business Day following such drawing, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Bank at the Federal Funds Rate for such day, at the Issuing Bank's address specified in or pursuant to Section 10.01; provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement theretofore paid by the Company in respect of such drawing pursuant to Section 2.10(d)(i). The Issuing Bank shall notify each Bank and the Agent of the amount of such Bank's obligation in respect of any drawing under a Letter of Credit not later than 1:00 p.m. (New York City time) on the day such payment by such Bank is due. Upon payment in full thereof, each Bank shall be subrogated to the rights of the Issuing Bank against the Company to the extent of such Bank's pro rata share of the related Reimbursement Obligation (including interest accrued thereon).

         (ii) If any Bank fails to pay any amount required pursuant to subclause (i) of this clause (e) on the date on which such payment is due, interest shall accrue on such Bank's obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Bank makes such payment, whether before or after judgment, at a rate per annum equal to (A) in the case of each day from and including the day such payment is due through and including the first succeeding Domestic Business Day (and any intervening days), the Federal Funds Rate for each such day as determined by the Issuing Bank and (B) for each day thereafter, the sum of 2% plus the Base Rate for such day. Any payment made by any Bank after 3:00 p.m., New York City time, on any Domestic Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Domestic Business Day.

        (iii) If the Company shall reimburse the Issuing Bank for any drawing under a Letter of Credit after any Bank shall have made funds available to the Issuing Bank with respect to such drawing in accordance with subclause (i) of this clause (e), the Issuing Bank shall promptly upon receipt of such reimbursement distribute to such Bank its pro rata share thereof, including interest, to the extent received by the Issuing Bank.

         (f) Payment upon Acceleration. If the principal of the Loans shall become immediately due and payable pursuant to Section 7.01 or if the Agent directs the Company pursuant to Section 7.01 to make the payment required by this clause (f), the Company shall pay to the Issuing Bank for application to drawings under any then outstanding Letters of Credit an amount equal to the aggregate amount which is then, or may thereafter become, available for drawing under such Letters of Credit. The Issuing Bank shall invest any amount paid to it pursuant to the first sentence of this clause (f) in Temporary Cash Investments at the direction of the Agent. Any amount paid by the Company to the Issuing Bank pursuant to the first sentence of this clause (f) with respect to a Letter of Credit and not applied to a drawing thereunder (together with interest or other income, to the extent received by the Issuing Bank on the related Temporary Cash Investments) shall, as promptly as practicable after such Letter of Credit expires or is fully drawn and all related Reimbursement Obligations (together with all interest accrued thereon, whether or not allowed or allowable as a claim in a proceeding referred to in clause (g) or (h) of
Section 7.01), be paid by the Issuing Bank to the Agent and applied by the Agent to pay any other amounts then due and payable by the Company hereunder. When all such amounts shall have been paid in full, the Agent shall repay the remaining balance, if any, to the Company.

         (g) Increased Cost and Reduced Return. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or the Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to letters of credit or participations therein, and the result of any of the foregoing is to increase the cost to such Bank or the Issuing Bank of issuing or maintaining any Letter of Credit or any participation therein, or to reduce any amount receivable by any Bank or the Issuing Bank under this Section 2.10 in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Bank's or the Issuing Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, within 15 days after demand by such Bank or the Issuing Bank (with a copy to the Agent), the Company agrees to pay to such Bank or the Issuing Bank, from time to time as specified by such Bank or the Issuing Bank, such additional amounts as shall be sufficient to compensate such Bank or the Issuing Bank for such increased cost or reduction. A certificate of such Bank or the Issuing Bank submitted to the Company pursuant to this Section 2.10(g) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

         (h)    Exculpatory Provisions.  The Company's obligations under this
Section 2.10 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank, any Bank, the beneficiary of any Letter of Credit or any other Person. The Company assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. The Company agrees that the Issuing Bank and the Banks and their respective officers, directors, employees and agents shall not be responsible for, and the obligations of each Bank to make payments (other than obligations of such Bank resulting solely from the gross negligence or willful misconduct of the Issuing Bank), and of the Company to reimburse the Issuing Bank for drawings, pursuant to this Section shall not be excused or affected by, among other things, (i) the use which may be made of any Letter of Credit or any acts or omissions of either beneficiary or any transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Bank against presentation of documents to the Issuing Bank which do not comply with the terms of any Letter of Credit or (iv) any dispute between or among the Company, any of its Subsidiaries, the beneficiary of any Letter of Credit or any other Person or any claims or defenses whatsoever of the Company, any of its Subsidiaries or any other Person against the beneficiary of any Letter of Credit. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however
transmitted, in connection with any Letter of Credit.   The Company agrees
that any action taken or omitted by the Issuing Bank or any Bank under or in connection with any Letter of Credit and the related drafts and documents, if done without willful misconduct or gross negligence, shall be binding upon the Company and shall not place the Issuing Bank or any Bank under any liability to the Company.

         (i)    Reliance, Etc.  To the extent not inconsistent with
Section 2.10(h), the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Company shall have notified the Issuing Bank that such documents do not comply with the terms and conditions of such Letter of Credit. The Issuing Bank shall be fully justified in refusing to take any action requested of it under this Section 2.10 in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action. Notwithstanding any other provision of this Section 2.10, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this
Section 2.10 in respect of any Letter of Credit in accordance with a request of the

Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of participations in such Letter of Credit.

         (j) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Bank, the Issuing Bank and the Agent (the "LC Indemnitees") from and against any and all claims and damages, losses, liabilities, costs or expenses (including, without limitation, the reasonable fees and disbursements of counsel) which any such LC Indemnitee may reasonably incur (or which may be claimed against any such LC Indemnitee by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with the failure of any Bank to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Company may have against any defaulting Bank); provided that the Company shall not be required to indemnify any LC Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of Letter of Credit or (ii) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.10(j) is intended to limit the obligations of the Company under any other provision of this Section 2.10.

         (k) Indemnification by the Banks. Each Bank shall, ratably in accordance with the sum of its Tranche B Commitment and Tranche C Commitment, indemnify the Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or willful misconduct or the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that any such indemnitee may suffer or incur in connection with this Section 2.10 or any action taken or omitted by such indemnitee under this Section 2.10.

         SECTION 2.11. Fees. (a) The Company shall pay to the Agent for the account of the Banks ratably in proportion to their Tranche A Commitments a commitment fee at the rate of 1/4 of 1% per annum on the daily average amount by which the aggregate amount of the Tranche A Commitments exceeds the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety) and shall be payable quarterly in arrears on each Quarterly Date and upon the Termination Date.

         (b) The Company shall pay to the Agent, for the account of the Banks ratably in proportion to the aggregate amounts of their Tranche B Commitments and Tranche C Commitments, a letter of credit fee for each day at the LC Fee Rate for such day, on the aggregate amount available on such day for drawing under the Letters of Credit, which fee shall be payable quarterly in arrears on each Quarterly Date and upon the Termination Date.

         "LC Fee Rate" per annum means (i) 1% per annum from and including the Effective Date to but excluding the Final Settlement Date and (ii) 3/4 of 1% on and after the Final Settlement Date.

         (c) The Company shall pay to the Issuing Bank for its own account a fronting fee at the rate of 1/4 of 1% per annum on the aggregate amount available on any day for drawing under the Letters of Credit, which fee shall be payable quarterly in arrears on each Quarterly Date and upon the Termination Date.

         (d) The Company shall also pay fees as specified in a letter agreement dated April 12, 1994 between the Company and the Agent.

         (e) Any fee payable pursuant to clauses (a), (b) or (c) of this Section shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         SECTION 2.12. General Provisions as to Payments. (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 11:00 a.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (b) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

         SECTION 2.13. Funding Losses. If the Company makes any payment or prepayment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Domestic Loan (pursuant to Article VII or IX or otherwise) on any day other than the last day of an Interest Period applicable thereto or the last day of an applicable period fixed pursuant to
Section 2.08(c), or if the Company fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a) or 2.07(c), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to the provisions of Section 10.06(e), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay; provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

         SECTION 2.14. Computation of Interest. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest based on the London Interbank Offered Rate or the Federal Funds Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         SECTION 2.15. Regulation D Compensation. Each Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. Such rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

         "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   In order to induce the Agent, the Banks and the Issuing Bank to enter into this Agreement and to extend the credit herein provided for, the Company hereby represents and warrants to the Agent, each Bank and the Issuing Bank that:

         SECTION 3.01. Financial Condition. (a) The condensed consolidated balance sheet of the Company and its Consolidated Subsidiaries as at February 28, 1994 and the related condensed consolidated statements of operations and cash flows for the nine-month period then ended, copies of which have heretofore been furnished to each Bank, are true, complete and correct and present fairly the consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended. All such financial statements have been prepared in accordance with GAAP applicable to interim financial statements on a basis consistently maintained throughout the period involved and the corresponding period during the prior fiscal year except as disclosed therein, and show all material liabilities, direct and contingent, of the Company and its Consolidated Subsidiaries required to be shown in accordance with such principles.
         (b) The condensed consolidated balance sheet of Hospitals and its Consolidated Subsidiaries as at February 28, 1994 and the related condensed consolidated statement of operations for the nine-month period then ended, copies of which have heretofore been furnished to each Bank, are true, complete and correct and present fairly the consolidated financial condition of the Hospitals and its Consolidated Subsidiaries as at such date and the consolidated results of their operations for the nine-month period then ended. All such financial statements have been prepared in accordance with GAAP applicable to interim financial statements on a basis consistently maintained throughout the period involved and the corresponding period during the prior fiscal year except as disclosed therein, and show all material liabilities, direct and contingent, of Hospitals and its Consolidated Subsidiaries required to be shown in accordance with such principles.

         SECTION 3.02. No Change. (a) Since February 28, 1994 there has been no material adverse change in the business, operations, properties or financial or other condition of the Company and its Consolidated Subsidiaries taken as a whole, except matters disclosed in the Draft 10-Q and matters relating to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) arising from substantially similar events, facts or circumstances, or based upon substantially similar allegations referred to therein.

         (b) Since May 31, 1993 there has been no material adverse change in the business, operations, properties or financial or other condition of Hospitals and its Subsidiaries taken as a whole.

         SECTION 3.03. Corporate Existence; Compliance with Law. Except as could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole, or could not materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Pledge Agreement and the Notes or the ability of Hospitals to perform its obligations under the Hospitals Guaranty, each of the Company and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power, authority and legal right to own or operate its properties or to lease the properties it operates and to conduct the business in which it is currently engaged,
(c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) is in compliance with all laws, regulations, decrees and orders applicable to the Company or any of its Significant Subsidiaries (including without limitation laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls and in respect of antitrust, monopoly, restraint of trade or unfair competition), except to the extent that compliance with any such laws, regulations, decrees or orders would cause the Company or a Significant Subsidiary to violate laws of the United States of America to which the Company or such Significant Subsidiary is subject. The Company and its Significant Subsidiaries have obtained all certifications, licenses, accreditation and approvals that are necessary to conduct their respective businesses. Except for orders or notices received with respect to matters referred to in the Draft 10-Q and matters relating to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) arising from substantially similar events, facts or circumstances, or based upon substantially similar allegations against or with respect to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries), referred to therein, none of the Company or any of its Significant Subsidiaries has received or expects to receive any order or notice of any violation or claim of violation of any law, regulation, decree, rule, judgment or order of any governmental authority or agency relating to the ownership or operation of any hospital or other facility owned or operated by it, as to which the cost or consequence of compliance or the consequences of noncompliance, individually or in the aggregate, would or might be material and adverse to the business, operations, properties, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole, or Hospitals or which might impair the ability of the Company to discharge any of its obligations under this Agreement and the Pledge Agreement or the ability of Hospitals to discharge its obligations under the Hospitals Guaranty. None of Hospitals or any of its Subsidiaries has received or expects to receive any order or notice of any violation or claim of violation of any law, regulation, decree, rule, judgment or order of any governmental authority or agency relating to the ownership or operation of any hospital or other facility owned or operated by it, as to which the cost or consequence of compliance or the consequences of noncompliance, individually or in the aggregate, would or might be material and adverse to the business, operations, properties, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole, or Hospitals or which might impair the ability of the Company to discharge any of its obligations under this Agreement and the Pledge

Agreement or the ability of Hospitals to discharge its obligations under the Hospitals Guaranty.

         SECTION 3.04. Corporate Power; Authorization; Enforceable Obligations. (a) The Company has the corporate power, authority and legal right to make, deliver and perform this Agreement, the Pledge Agreement and the Notes and to borrow hereunder and to cause the Letters of Credit to be issued hereunder and incur the related Reimbursement Obligations and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes, the issuance of the Letters of Credit, the incurrence of the related Reimbursement Obligations and the execution, delivery and performance of this Agreement, the Pledge Agreement and the Notes.

         (b) Hospitals has the corporate power, authority and legal right to make, deliver and perform the Hospitals Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

         (c) No consent of any other Person (including without limitation stockholders and creditors of the Company), and no authorization of, notice to, or other act by or in respect of the Company or Hospitals by any governmental authority, agency or instrumentality is required in connection with the borrowings hereunder or the issuance of the Letters of Credit or the execution, delivery, performance, validity or enforceability of this Agreement, the Hospitals Guaranty, the Pledge Agreement or the Notes.

         (d) Each of this Agreement, the Pledge Agreement and the Notes has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding agreement or obligation of the Company enforceable against the Company in accordance with its terms.

         (e) The Hospitals Guaranty has been duly executed and delivered on behalf of Hospitals and constitutes a legal, valid and binding obligation of Hospitals enforceable against Hospitals in accordance with its terms.

         SECTION 3.05. No Legal Bar. The execution, delivery and performance by the Company of this Agreement, the Pledge Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof, the issuance of the Letters of Credit and the incurrence of the related Reimbursement Obligations, and the execution, delivery and performance by Hospitals of the Hospitals Guaranty, will not violate (except to the extent that such violation, if any, would not have a material adverse effect on the business, operations, properties or financial or other condition of the Company and its Subsidiaries taken as a whole) any provision of any existing law or regulation applicable to the Company or any of its Significant Subsidiaries or of any award, order or decree applicable to the Company or any of its Significant Subsidiaries of any court, arbitrator or governmental authority, or of the articles of incorporation or by-laws of the Company, or of the certificate of incorporation or by-laws of Hospitals, or of any security issued by the Company or Hospitals or of any material mortgage, indenture, lease, contract or other agreement or undertaking to which the Company or Hospitals is a party or by which the Company or Hospitals or any of their respective properties or assets may be bound, and will not result in, or require, the creation or imposition of any Lien prohibited by Section 6.02 on any of their respective properties or revenues pursuant to the provisions of any such mortgage, indenture, contract, lease or other agreement.

         SECTION 3.06. Material Litigation. No litigation, investigations or proceedings of or before any arbitrator or governmental authority have been instituted or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or any of its or their properties or revenues which individually or in the aggregate, if Adversely Determined, would have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, except for matters set forth in the Draft 10-Q, or Hospitals and its Subsidiaries, taken as a whole, without exception for matters set forth in the Draft 10-Q. No developments have occurred on or after April 11, 1994 in any such litigation, investigations or proceedings which individually or in the aggregate have a reasonable likelihood of either (i) materially increasing the likelihood that such litigation, proceedings or investigations will be Adversely Determined if such adverse determination would have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of Hospitals and its Subsidiaries, taken as a whole, or (ii) materially increasing the likelihood that, if Adversely Determined, such litigation, proceedings or investigations would, individually or in the aggregate, have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of Hospitals and its Subsidiaries, taken as a whole. For the purposes of this Section 3.06, it is assumed that (x) medical malpractice litigation will not have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or Hospitals to the extent adequately covered by insurance (as to which the insurer has acknowledged coverage) and (y) in medical malpractice actions now pending or threatened against the Company and its Subsidiaries, damages would be assessed consistent with the Company's past experience. For the purposes of this Section 3.06, it is agreed and understood that the institution of lawsuits against or with respect to Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries), or joinder in existing lawsuits, by new plaintiffs, based upon facts, circumstances or allegations against or with respect to Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) substantially similar to existing litigation, shall not constitute the institution of "new litigation" and will not constitute a "development" in existing litigation which would have such a material adverse effect.

         SECTION 3.07. No Default. Neither the Company nor any of its Significant Subsidiaries is in default in any material respect under or with respect to any contract, agreement or other instrument (other than any contract, agreement or instrument that involves an aggregate amount that is less than $5,000,000) to which it is a party or by which it or its assets is bound, and no Default or Event of Default has occurred and is continuing. Except as would not have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Significant Subsidiaries is in default under any order, award or decree of any court, arbitrator, or other governmental authority binding upon or affecting it or by which any of its assets is bound or affected. Neither the Company nor any of its Significant Subsidiaries is subject to any order, award or decree which would materially adversely affect its ability to carry on its business as presently conducted or to perform its obligations under any other order, award or decree.

         SECTION 3.08. Title to Properties; Liens. The Company and each of its Significant Subsidiaries have good and marketable title to their respective properties and assets, including the properties and assets reflected in the balance sheet referred to in Section 3.01, subject to no Lien of any kind except Liens permitted by Section 6.02.

         SECTION 3.09. No Burdensome Restrictions. No contract, agreement or other instrument by which the Company or any of its Significant Subsidiaries is bound materially adversely affects, or insofar as the Company may reasonably foresee may so affect, the business, operations, properties or financial or other condition of the Company and its Subsidiaries taken as a whole.

         SECTION 3.10. Taxes. Each of the Company and its Significant Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it, except for returns which have been appropriately extended, and all other taxes, fees or other charges imposed on it by any governmental authority, agency or instrumentality which have become due and payable (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided).

         SECTION 3.11. Federal Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Company will not use any part of the proceeds of any loans hereunder for any purpose which violates, or which would be inconsistent with, the pro-visions of Regulation U or X of such Board of Governors, as the same may be amended, supplemented or modified from time to time.

         SECTION 3.12. ERISA. No material Plan had a material accumulated funding deficiency (as the term "accumulated funding deficiency" is defined in Section 302 of ERISA except that employer contributions for such plan year not made after the end of the most recent fiscal year shall be taken into account in determining the existence or amount of such accumulated funding deficiency to any extent permitted under Section 302(c)(10) of ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of that Act applied, and no material liability to the PBGC has been, or is expected by the Company or any Subsidiary to be, incurred with respect to any such Plan by the Company or any Subsidiary.

         SECTION 3.13. Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 3.14. Leases. Except as could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, and could not materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Pledge Agreement and the Notes or the ability of Hospitals to perform its obligations under the Hospitals Guaranty, (a) the Company and each of its Significant Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they operate, subject to subleases in the ordinary course of business, (b) all of such leases are valid and subsisting and are in full force and effect, (c) there is no default on the part of the Company or any Significant Subsidiary existing under any of such leases, and (d) none of such leases contains any unusual or burdensome provision which adversely affects or in the future may (so far as the Company may reasonably foresee) adversely affect the Company's or such Significant Subsidiary's right of occupancy and right to continue its operations under such lease.

         SECTION 3.15. Environmental Matters. Each of the Company and its Subsidiaries has obtained all Governmental Approvals required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such Governmental Approvals would not have a material adverse effect on the property, business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. Each of such Governmental Approvals is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of such Governmental Approvals, and is also in compliance with all other provisions of any applicable Environmental Law, and all rules or regulations adopted thereunder, except to the extent failure to comply with such provisions would not have a material adverse effect on the property, business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         SECTION 4.01. Conditions to Effectiveness. This Agreement shall not become effective until the date (the "Effective Date") on which all of the following conditions have been satisfied (or waived, in accordance with Section 10.05):

         (a) The Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received, in form satisfactory to it, telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

         (b) The Agent shall have received for the account of each Bank a Note executed by a duly authorized officer of the Company and dated the Effective Date, which Notes comply with the provisions of Section 2.04.

         (c) The Agent shall have received a copy of the Pledge Agreement signed by the Company, together with stock certificates evidencing all of the outstanding capital stock of Hospitals and signed stock powers relating thereto.

         (d) The Agent shall have received a copy of the Hospitals Guaranty signed by Hospitals.

         (e) The Agent shall have received evidence satisfactory to it as to (i) the repayment in full of all amounts accrued and owing by the Company (including, without limitation, all accrued commitment fees and interest to but excluding April 13, 1994) under the Existing Credit Agreement and the termination of the commitments of the banks thereunder and (ii) the waiver of all financial covenants in the MP Funding Credit Agreement and the Sanwa Reimbursement Agreement.

         (f) The Agent shall have received, with an original counterpart for each Bank, a certificate dated the Effective Date, substantially in the form of Exhibit F, executed by an Executive Vice President, a Senior Vice President or the Treasurer of the Company.

         (g) The Agent shall have received, with an original counterpart for each Bank, a certificate executed by a duly authorized officer of the Company and dated the Effective Date certifying that, except as disclosed in the Draft 10-Q, no material adverse change has occurred in the financial condition, results of operations or business of the Company or its Subsidiaries, taken as a whole, since February 28, 1994.

         (h) The Agent shall have received, with an original counterpart for each Bank, an opinion of special counsel for the Company and Hospitals, dated the Effective Date and addressed to the Agent, the Issuing Bank and the Banks, substantially in the form of Exhibit G and covering such other matters incident to the transactions contemplated by this Agreement as the Agent or any Bank shall reasonably request.

         (i) The Agent shall have received, with an original counterpart for each Bank, an opinion of internal counsel for the Company and Hospitals, dated the Effective Date and addressed to the Agent, the Issuing Bank and the Banks, substantially in the form of Exhibit H and covering such other matters incident to the transactions contemplated by this Agreement as the Agent or any Bank shall reasonably request.

         (j) The Agent shall have received, with an original counterpart for each Bank, an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit I and covering such other matters incident to the transactions contemplated by this Agreement as the Agent or any Bank shall reasonably request.

         (k) The Agent shall have received, with an original counterpart for each Bank, a certificate of the Secretary of the Company, dated the Effective Date, as to the articles of incorporation and bylaws of the Company, no amendments thereto, the adoption by the board of directors of the Company of the resolutions referred to in subclause (m) of this Section
4.01 and the incumbency and signature of each officer of the Company authorized to sign this Agreement, the Pledge Agreement and the Notes and each certificate or other document to be delivered pursuant to this Agreement, together with evidence of the incumbency of such Secretary.

         (l) The Agent shall have received, with an original counterpart for each Bank, a certificate of the Secretary of Hospitals, dated the Effective Date, as to the articles of incorporation and bylaws of Hospitals, no amendments thereto, the adoption by the board of directors of Hospitals of the resolutions referred to in subclause (n) of this Section 4.01 and the incumbency and signature of the officer of Hospitals who signed the Hospitals Guaranty, together with evidence of the incumbency of such Secretary.

         (m) The Agent shall have received, with a copy for each Bank, a copy (in form and substance satisfactory to the Agent) of the resolutions of the board of directors of the Company authorizing the borrowings provided for herein and the execution, delivery and performance of this Agreement, the Pledge Agreement and the Notes, certified to be in full force and effect without modification by the Secretary of the Company on the Effective Date.

         (n) The Agent shall have received, with a copy for each Bank, a copy (in form and substance satisfactory to the Agent) of the resolutions of the board of directors of Hospitals authorizing the execution, delivery and performance of the Hospitals Guaranty, certified to be in full force and effect without modification by the Secretary of Hospitals on the Effective Date.

         (o) The Agent shall have received, with an original counterpart for each Bank, a true copy of any consent or approval of any Person which may be required in connection with the transactions contemplated by this Agreement, including, without limitation, any consent required under (i) the Overdraft Financing Facility Agreement dated as of December 16, 1992 between the Company and Bank of America N.T. & S.A., as amended by the First Amendment thereto dated as of September 27, 1993 or (ii) the Advance Account Agreement dated as of December 16, 1993 between the Company and Bank of America N.T. & S.A.

         (p) The Company shall have paid (i) the fees to be paid at closing pursuant to the letter agreement referred to in Section 2.11(d) and
(ii) all expenses payable by the Company on or before the Effective Date pursuant to Section 10.03(a) of this Agreement and Section 9.6 of the Existing Credit Agreement.

         (q) The Agent shall have received all documents the Agent may reasonably request relating to the existence of the Borrower and Hospitals, the corporate authority for and the validity of this Agreement, the Hospitals Guaranty, the Pledge Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

         SECTION 4.02. Conditions to All Loans. The obligation of each Bank to make any Loan (including the initial Loan) to be made by it hereunder is subject to the satisfaction of the following conditions:

         (a) the fact that this Agreement shall have become effective pursuant to Section 4.01 on or prior to April 15, 1994;

         (b)  receipt by the Agent of a Notice of Borrowing as required by
Section 2.02;

         (c) the fact that the representations and warranties made by the Company in this Agreement and the Pledge Agreement or which are contained in any certificate, document or financial or other statement furnished at any time hereunder or in connection herewith, will be true and correct on and as of the date of such Loan as if made on and as of such date (except that representations and warranties made with respect to specified dates or periods will be true and correct as of such specified dates or for such specified periods, as the case may be); and

         (d) the fact that no Default or Event of Default will have occurred and be continuing on the date of such Loan before or after giving effect to such Loan.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company hereunder as of the date of such borrowing that the conditions in clauses (c) and (d) of this Section have been satisfied (provided, however, that each such representation and warranty as to clause
(d) shall be to the best of the Company's knowledge with respect to a Default or an Event of Default due to a breach of the covenants set forth in Sections 6.03, 6.06, 6.07 and 6.08).


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

   The Company hereby covenants and agrees that, so long as any Commitment remains in effect, any amount remains available for drawing under any Letter of Credit, any Note remains outstanding and unpaid or any amount is owing to any Bank, the Issuing Bank or the Agent hereunder, the Company shall, unless otherwise consented to in writing by the Required Banks:

         SECTION 5.01.  Financial Statements.  Furnish to each Bank:

         (a) as soon as available, but in any event not later than ninety days after the close of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and related audited consoli-dated statements of operations, changes in common stock and other stockholders' equity and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior fiscal year except as disclosed therein, such consolidated financial statements to be certified by Independent Certified Public Accountants acceptable to the Required Banks (such certification not to be qualified or limited because of any restricted or limited examination made by such accountants);

         (b) as soon as available, but in any event not later than forty-five days after the end of each of the first three quarterly periods of each fiscal year of the Company, unaudited consolidated financial statements of the

Company and its Consolidated Subsidiaries, including a condensed con-solidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and related condensed consolidated statements of operations and cash flows of the Company and its Consolidated Subsidiaries, all for the period from the beginning of such fiscal year to the end of such fiscal quarter, the consolidated financial statements of the Company and its Consolidated Subsidiaries setting forth in each case corresponding figures for the like period of the preceding fiscal year; all (i) in reasonable detail, (ii) prepared in accordance with the instructions of the Securities and Exchange Commission for filings on Form 10-Q and in accordance with GAAP applicable to interim financial statements on a basis consistently maintained throughout the period involved and with prior periods except as disclosed therein and except that such financial statements shall not necessarily include all information and footnotes required by GAAP for complete year-end financial statements, and (iii) certified by an Executive Vice President, a Senior Vice President or the Treasurer of the Company;

         (c) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of such Independent Certified Public Accountants, stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Event of Default or Default hereunder, except as specifically indicated;

         (d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of an Executive Vice President, a Senior Vice President or the Treasurer of the Company
(i) stating that, to the best of his knowledge, the Company during such period, has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement, the Pledge Agreement and the Notes and that he has obtained no knowledge of any Default or Event of Default hereunder except as specifically indicated and (ii) showing in detail the calculations supporting such statement in respect of Sections 6.03, 6.06, 6.07, 6.08, 6.09 and 6.10 of this Agreement (provided that the certificate showing in detail the calculations in respect of Sections 6.03 and 6.10 shall only be furnished concurrently with the delivery of the financial statements referred to in clause (a) above);

         (e) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and promptly after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and

Exchange Commission or any public body succeeding to any or all of the func-tions of the Securities and Exchange Commission;

         (f) as soon as available, but in any event not later than 30 days after the end of each of the first two months in each fiscal quarter and not later than 45 days after the end of the third month in each fiscal quarter, unaudited condensed consolidated financial statements of the Company and its Consolidated Subsidiaries, including a condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, the related condensed consolidated statements of operations and the related condensed consolidated statement of cash flows of the Company and its Consolidated Subsidiaries, all in reasonable detail and prepared in accordance with GAAP (but without the accompanying notes required by GAAP) and certified by an Executive Vice President, a Senior Vice President or the Treasurer of the Company;

         (g) as soon as available, but in any event not later than 30 days after the end of each of the first two months in each fiscal quarter and not later than 45 days after the end of the third month in each fiscal quarter, reports (in form and substance satisfactory to the Agent and substantially in the form presented to the banks under the Existing Credit Agreement prior to February 28, 1994) providing condensed consolidated statements of income and cash flows of each of the Company's major divisions, all in reasonable detail and prepared in accordance with GAAP (but without the accompanying notes required by GAAP) and certified by an Executive Vice President, a Senior Vice President or the Treasurer of the Company;

         (h) promptly upon any sale, disposition or liquidation of Non-Restricted Assets in excess of $1,000,000, a certificate from an Executive Vice President, a Senior Vice President or the Treasurer of the Company setting forth in reasonable detail any cash or non-cash charges or other effects of such disposition or liquidation;
         (i) promptly upon receipt thereof, a copy of the documents referred to in the definition of Final Settlement; and

         (j) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

         SECTION 5.02. Payment of Obligations. Pay and discharge, and cause its Significant Subsidiaries to pay and discharge, at or before maturity, all their respective obligations and liabilities, except (a) (other than with respect to tax liabilities and obligations and liabilities hereunder and under the Notes) where the failure to pay or discharge, or to cause to be paid or discharged, would not in the aggregate have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole, or (b) (other than with respect to obligations and liabilities hereunder and under the Notes) where the same may be contested in good faith, in which case the Company shall maintain, and cause its Significant Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

         SECTION 5.03. Maintenance of Properties; Insurance. Keep, and cause its Significant Subsidiaries to keep, all properties useful and necessary in the business of the Company and its Significant Subsidiaries in good working order and condition; maintain, and cause its Significant Subsidiaries to maintain, with financially sound and reputable insurance companies, which insurance companies may be Affiliates of the Company or part of the Company's self-insurance program, insurance on all their properties in at least such amounts and against at least such risks as are usually insured against in the same general area and by companies engaged in the same or a similar business and maintain professional liability and malpractice insurance against claims usually insured against by medical personnel and hospitals and other health facilities; and furnish to each Bank, upon written request, full information as to the insurance carried.

         SECTION 5.04. Notices. (a) Promptly give notice to the Agent and each Bank of (i) the occurrence of any Default or Event of Default hereunder,
(ii) any event of default under any material instrument or other agreement of the Company or any of its Significant Subsidiaries, (iii) any litigation, proceeding, investigation or dispute which may exist at any time between the Company or any of its Subsidiaries and any health or medical insurance company or governmental authority which might have a material and adverse effect upon the business, operations, assets or condition, financial or otherwise of the Company and its Subsidiaries, taken as a whole, and of any material development in any such litigation, proceeding, investigation or dispute and (iv) any other litigation and proceedings (and any material developments therein) against the Company or any of its Subsidiaries (i) in which, if Adversely Determined, the amount involved equals or exceeds $25,000,000 or (ii) in which injunctive or similar relief is sought and which might have any reasonable possibility of having a material adverse effect on the Company and its Subsidiaries, taken as a whole.

         (b) As soon as possible and in any event within 30 days after the Company knows or has reason to know that any Reportable Event which might have a material adverse effect upon the business, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, has occurred with respect to any Plan or that PBGC or the Company or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, which termination might have a material adverse effect upon the business, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, deliver to the Agent and each Bank a certificate of an Executive Vice President, a Senior Vice President or the Treasurer of the Company setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be. For all purposes of this subsection (b), the Company shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

         (c) Immediately after the occurrence of a material adverse change in the business, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, deliver to the Agent and each Bank a statement of an Executive Vice President, a Senior Vice President or the Treasurer of the Company setting forth the details of such change and what action the Company proposes to take with respect thereto.

         SECTION 5.05. Conduct of Business; Maintenance of Existence and Compliance With Law. Continue, and cause its Significant Subsidiaries to continue, to engage primarily in business of the same general type as now conducted by the Company and its Significant Subsidiaries, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain their rights, privileges and franchises necessary or desirable in the normal conduct of business, provided that the foregoing shall not be deemed to prohibit any actions expressly permitted under Section 6.05 hereof; comply, and cause each of its Significant Subsidiaries to comply, with all material applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including without limitation Environmental Laws, ERISA and the rules and regulations thereunder and Public Law 92-603), and hold and maintain, and at all times cause each of its Significant Subsidiaries to hold and maintain, in full force and effect all certifications, favorable governmental reviews, governmental approvals, licenses and permits necessary or desirable to enable the Company and its Subsidiaries to conduct their respective businesses as now conducted except where the failure to comply therewith or hold and maintain such certifications, favorable governmental reviews, governmental approvals, licenses or permits would not, individually or in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole and except where compliance with any such laws, ordinances, rules, regulations or requirements would cause the Company or a Subsidiary to violate laws of the United States of America to which the Company or such Subsidiary is subject; notwithstanding the foregoing, (i) a Subsidiary may reincorporate in another state or merge with or into the Company or another Subsidiary and (ii) the Company may reincorporate in another state or merge with or into a Subsidiary, provided that the surviving corporation (if other than the Company) is incorporated under the laws of a state of the United States and assumes in writing all the obligations of the Company hereunder and said surviving corporation delivers to each Bank an opinion of Counsel for the Company, in form and substance satisfactory to each Bank, to the effect that the assumption by such surviving corporation of such obligations is effective and is fully binding upon and enforceable against such surviving corporation; and provided further, that neither NME Psychiatric Properties or any of its Subsidiaries nor Hospitals or any of its Subsidiaries shall merge or consolidate with the Company or any of its Subsidiaries, except (i) Subsidiaries of NME Psychiatric Properties may merge with other Subsidiaries of NME Psychiatric Properties and (ii) Subsidiaries of Hospitals may merge with Hospitals (so long as Hospitals is the surviving corporation) or with other Subsidiaries of Hospitals.

         SECTION 5.06. Inspection of Property; Books and Records. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities; and permit, and cause its Significant Subsidiaries to permit, representatives of any Bank to visit and inspect any of their respective properties and examine and make abstracts (at such Bank's expense, unless an Event of Default shall have occurred and be continuing, in which case, at the Company's expense) from any of the books and records of the Company and any of its Significant Subsidiaries upon reasonable notice at any reasonable time and as often as may reasonably be desired.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

   The Company hereby agrees that, so long as the Commitments remain in effect, any amount remains available for drawing under any Letter of Credit, any Note remains outstanding and unpaid or any amount is owing to any Bank, the Issuing Bank or the Agent hereunder, the Company shall not, unless otherwise consented to in writing by the Required Banks:

         SECTION 6.01. Limitation on Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except (a) Indebtedness in respect of the Notes; (b) Indebtedness existing on February 28, 1994 and reflected in the Draft 10-Q; (c) unsecured Indebtedness, provided that no Default or Event of Default has occurred and is continuing or shall have occurred after giving effect thereto; (d) any nonrecourse debt incurred in connection with leveraged lease financing; (e) Indebtedness secured by Liens not prohibited by Section 6.02, provided that no Default or Event of Default has occurred and is continuing or shall have occurred after giving effect thereto; (f) Contingent Value Rights issued in settlement of litigation referred to in the Draft 10-Q or other similar litigation; (g) Indebtedness caused by overdrafts incurred consistent with historical practices of the cash management arrangements for the Company and its Subsidiaries backed by committed overdraft facilities from a commercial bank; and (h) Indebtedness of Australian Medical Enterprises Limited which shall not be guaranteed by the Company or any other Subsidiary of the Company; provided that the aggregate outstanding principal amount of Indebtedness incurred after February 28, 1994 (excluding any Permitted Line Rollovers, extensions and renewals (but not increases) of unsecured Indebtedness outstanding as of February 28, 1994 or Indebtedness incurred to finance Consolidated Capital Expenditures permitted under Section 6.13) pursuant to clause (c) of this
Section 6.01 shall not at any time exceed $25,000,000.

         SECTION 6.02. Limitations on Liens and Negative Pledges. (a) Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its properties, assets, income or profits, whether now owned or hereafter acquired, except (i) the Liens referred to in the Company's audited financial statements as at May 31, 1993 and for the fiscal year then ended (and any refinancings, extensions or renewals of such Liens by reason of any refinancing, extension or renewal of the Indebtedness secured by such Liens), provided that such Liens are not spread to cover other or additional Indebtedness of the Company or any of its Subsidiaries (it being agreed and understood that all or any portion of the Indebtedness of the Company or any of its Subsidiaries outstanding under the MP Funding Master Loan Agreement may be secured by any Lien securing any portion of such Indebtedness on the date hereof) and provided, further, that any refinancing permitted by this clause (i) shall be on terms no less favorable to the Company or a Subsidiary than the Indebtedness of the Company or such Subsidiary being refinanced; (ii) Liens securing Indebtedness of a Subsidiary to another Subsidiary or to the Company and Liens securing Indebtedness of the Company to any Subsidiary;
(iii) Liens on property, or on property owned by corporations, acquired by the Company or any Subsidiary after February 28, 1994; (iv) Liens securing all or any part of the purchase price or the cost of construction of property or equipment acquired by the Company or a Subsidiary, provided that the indebtedness secured and related Lien are incurred within one year after acquisition, or completion of construction and full operation, whichever is later; (v) Liens on property owned by the Company or a Subsidiary required to secure indebtedness incurred to construct additions, substantial repairs or alterations or substantial improvements to such properties, provided, further, that the amount of the indebtedness secured does not exceed the expense incurred to construct such additions, substantial repairs or alterations or substantial improvements and provided, further, that the indebtedness secured and related Lien are incurred within one year after the completion of construction and full operation; (vi) Liens to secure indebtedness on which the interest payments to bondholders are exempt from Federal income tax under Section 103 of the Internal Revenue Code of 1986;
(vii) Liens in favor of a government or a governmental entity which secure Indebtedness of the Company and its Subsidiaries which is guaranteed by the government or governmental entity or Indebtedness of Company and its Subsidiaries incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity and (viii) the Lien created by the Pledge Agreement or (b) after February 28, 1994, enter, or permit any of its Subsidiaries to enter, into any agreement whereby the Company or any of its Subsidiaries agrees not to grant Liens on any of its properties, assets, income or profits, whether then existing or thereafter acquired, to secure the obligations arising in connection with this Agreement, including, without limitation, any agreement that would require that Liens granted to secure such obligations equally and ratably secure any other obligations or Indebtedness of the Company or any of its Subsidiaries owed to any other Person.

         SECTION 6.03. Limitation on Contingent Obligations. Incur or remain liable with respect to, or permit any Subsidiary to incur or remain liable with respect to, any Contingent Obligation except Contingent Obligations existing as of February 28, 1994 and listed on Schedule III and additional Contingent Obligations incurred after February 28, 1994, provided the aggregate contingent liability of the Company and its Subsidiaries with respect to such additional Contingent Obligations shall not at any time exceed $50,000,000; and provided, further, that the Company shall not permit Hospitals or any Subsidiary of Hospitals to incur any Contingent Obligations except Contingent Obligations in favor of Hospitals or any of its Subsidiaries.

         SECTION 6.04. Limitation on Investments. Make or commit to make, or permit any Subsidiary to make or commit to make, any investment (whether by means of stock purchase, capital contribution, loan, advance, transfer of assets or any other type of investment) in any Person at any time when a Default or an Event of Default has occurred and is continuing or would occur after giving effect to such investment, or any investment in the Psychiatric Division except investments made in the ordinary course of the Company's existing cash management practices.

         SECTION 6.05. Limitation on Fundamental Changes. Merge or consolidate with any other Person (except as expressly permitted by Section 5.05 hereof) unless the Company is the surviving corporation and, after giving effect to such merger or consolidation, no Default or Event of Default has occurred and is continuing, or permit any Subsidiary to merge or consolidate with any other Person (except as expressly permitted by Section 5.05 hereof) unless, after giving effect to such merger or consolidation, no Default or Event of Default has occurred and is continuing, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or dispose of or lease or sell or permit any Subsidiary to dispose of or lease or sell all, substantially all or any substantial portion of its properties, assets and business or any Restricted Assets to any other Person, except that:

         (a) after February 28, 1994, the Company and its Subsidiaries may sell or otherwise dispose of properties and assets of Hospitals (other than the stock of any of its Subsidiaries) having an aggregate fair market value not exceeding $25,000,000; and

         (b) the Company and its Subsidiaries may sell Non-Restricted Assets in one or more transactions approved by the Company's board of directors; provided that (1) all such stock, property or assets are sold for fair market value,

(2) the proceeds of any such sale or disposition are deposited into a segregated deposit account in the name of the Company and thereafter either held therein and invested in cash or cash equivalent securities or withdrawn therefrom and used (i) to prepay the Loans and the Notes, to pay the Reimbursement Obligations or to make any payment required by Section 2.10(f), (ii) to pay legal fees, or (iii) to pay judgments, awards, fines or settlements in respect to any litigation or government investigation existing as of April 11, 1994 and referred to in the Draft 10-Q (or subsequent litigation relating to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) based upon facts or circumstances or allegations against or with respect to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) substantially similar to such existing litigation or government investigation) and provided, further, that none of the stock or, except as permitted by Section 6.02, property or assets of Hospitals shall be encumbered by any Lien or transferred to the Company or any of its Subsidiaries other than Subsidiaries of Hospitals. Promptly upon any disposition of Non-Restricted Assets in excess of $1,000,000, the Company shall deliver an officer's certificate as required pursuant to Section 5.01(h).

         SECTION 6.06. Maintenance of Consolidated Net Worth. Permit at any time Consolidated Net Worth to be less than 90% of Consolidated Net Worth determined as of February 28, 1994, increased by 50% of cumulative Consolidated Net Earnings after February 28, 1994 (calculated without giving effect to any operating loss in any period for the Company and its Subsidiaries or any non-cash charge or other non-cash income effect of any sale or disposition of the Psychiatric Division (as constituted on February 28, 1994) during the period from such date to the date of determination.

         SECTION 6.07. Ratio of Consolidated Indebtedness to Consolidated Net Worth. Permit the ratio of Consolidated Indebtedness to Consolidated Net Worth to exceed 0.80:1.00 at any time.

         SECTION 6.08. Fixed Charge Coverage. Permit the ratio, as of the last day of any fiscal quarter of the Company, of (a) Consolidated Adjusted EBITDA plus Consolidated Rental Expense to (b) Consolidated Interest Expense plus Consolidated Rental Expense plus the amount of cash dividends declared by the Company with respect to its outstanding capital stock, in each case determined for the four consecutive fiscal quarter period ending on the last day of such fiscal quarter, to be less than 2.10:1.00.

         SECTION 6.09. Dividends. Declare or pay any dividends on, make any other distribution in respect of, or redeem, purchase or otherwise acquire, any shares of the outstanding capital stock of the Company; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Company may declare dividends thereon in any fiscal quarter up to the lesser of (a) $.12 per outstanding share of common stock but in no event more than $21,200,000 in the aggregate, and (b) the amount by which 40% of Consolidated Net Earnings for the period from February 28, 1994 through the date of determination exceeds the aggregate amount of such dividends and distributions theretofore declared or paid during the same period; and provided, further, that the aggregate amount of dividends paid for the fiscal year ending May 31, 1994 shall not exceed 40% of Consolidated Net Earnings (determined without giving effect to Realignment and Unusual Litigation Costs or the FASB 109 Tax Credit) for such fiscal year. If the Company is in compliance with this Section 6.09 on the date of the declaration of any dividend, it may pay such dividend on the payment date fixed in such declaration notwithstanding the intervening occurrence of an Event of Default or Default (other than a Default arising from such declaration).

         SECTION 6.10. Consolidated Capital Expenditures. Make or incur, or permit its Subsidiaries to make or incur, Consolidated Capital
Expenditures, in any fiscal year, in an aggregate amount in excess of $225,000,000.

         SECTION 6.11. No Limitation on Payment of Dividends by Subsidiaries. After February 28, 1994 enter, or permit any of its Subsidiaries to enter into, any agreement limiting or prohibiting the declaration or payment of dividends by any of its Subsidiaries.

         SECTION 6.12. Use of Proceeds, Ineligible Securities. The Company shall not, directly or indirectly, use any portion of the proceeds of the Loans (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of the Company.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         SECTION 7.01.  Events of Default.     Upon the occurrence of any of
the following Events of Default:

         (a) The Company shall fail to pay when due the principal of any Note or Reimbursement Obligation, or shall fail to pay any interest on any Note or Reimbursement Obligation, any fee payable hereunder or any other amount payable hereunder within three Domestic Business Days after such interest, fee or other amount becomes due; or

         (b) Any representation or warranty made or deemed made by the Company in this Agreement or the Pledge Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) The Company shall default in the observance or performance of any agreement or covenant contained in Article VI hereof or Section 5, 7 or 8 of the Pledge Agreement; or

         (d) The Company shall default in the observance or performance of any other agreement or covenant contained in this Agreement or the Pledge Agreement, and such default shall not have been remedied within 30 days; or

         (e) The Company or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement, term or condition (other than any term, agreement or condition relating to any pledge of, or restriction on the pledge or other disposition of, Margin Stock now or hereafter held by the Company or any of its Subsidiaries) contained in any such Indebtedness or Contingent Obligation or in any instrument or agreement evidencing, securing or relating thereto (or if any other event of default or default under any such agreement shall occur and be continuing), the effect of which event or default is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such

    Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness or Contingent Obligation to become due prior to its stated maturity, provided that nothing contained in this clause (e) shall constitute an Event of Default if (i) the relevant default exists in respect of Indebtedness stated to be in an amount that is less than $5,000,000 or in respect of a Contingent Obligation that involves an ultimate liability of less than $5,000,000 and (ii) such default is being contested in good faith; or

         (f) A material Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a material Plan is, shall have been or is likely to be, terminated or the subject of termination proceedings under ERISA, or the Company or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan, which in the reasonable opinion of the Required Banks will have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole; or

         (g) The Company or any Significant Subsidiary shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company or any Significant Subsidiary shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its properties; or the Company or any Significant Subsidiary shall make an assignment for the benefit of creditors; or the Company or any Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due; or a receiver, custodian or trustee of the Company or any Significant Subsidiary or for all or a substantial part of its or their respective properties shall be appointed, and the Company or such Significant Subsidiary by any act expressly indicates its approval thereof, consent thereto, or acquiescence therein;

         (h) Any case, proceeding or other action against the Company or any Significant Subsidiary shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company or any of its Significant Subsidiaries; and in each such case such condition shall continue for a period of 60 days undismissed, undischarged or unbonded; or an order, judgment or decree is entered adjudicating the Company or any Significant Subsidiary bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

         (i) Any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or any order, judgment or decree is entered in any proceedings against the Company or any Significant Subsidiary decreeing a split-up of the Company or such Significant Subsidiary which requires the divestiture of a substantial part, or the divestiture of the stock of any Subsidiary whose assets constitute a substantial part, of the consolidated assets of the Company and its Subsidiaries, or which requires the divestiture of assets, or the stock of any Subsidiary, which shall have contributed a substantial part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

         (j) Any Person (other than the Company or any Subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any Subsidiary or any Person organized, appointed, established or holding securities by, for or pursuant to, the terms of any such plan) shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of securities of the Company and, as a result of such purchase or acquisition, such Person (together with its "associates" and "affiliates" as such terms are defined in Rule 12B-2 of the General Rules and Regulations under the Security Exchange Act of 1934, as in effect on the date hereof) shall directly or indirectly beneficially own in the aggregate 20% or more of the combined voting power of the Company's voting securities, in each case outstanding on the date immediately prior to the date of such purchase or acquisition (or, if there is more than one, the last such purchase or acquisition); or

         (k) A majority of the board of directors of the Company shall no longer be composed of individuals (i) who were members of that board on the date hereof, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or

         (l) The institution of any litigation, proceeding or investigation brought against the Company or any of its Subsidiaries which, if Adversely Determined, in the reasonable judgment of the Company or the Required Banks, could have a material adverse effect, individually or in the aggregate, on the business, operations, properties, condition (financial or otherwise) or prospects of Hospitals or the occurrence of any development in any litigation, proceeding or investigation existing on April 11, 1994 or in any litigation, proceeding or investigation subsequently commenced which, in the reasonable judgment of the Company or the Required Banks, either (i) materially increases the likelihood that such litigation, proceeding or investigation will be Adversely Determined, if such adverse determination would have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of Hospitals, or (ii) materially increases the likelihood that, if Adversely Determined, such litigation, proceeding or investigation would, individually or in the aggregate, have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of Hospitals. For the purposes of this clause (l), the institution of lawsuits against or with respect to the Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries), or joinder in existing lawsuits, by new plaintiffs, based upon facts, circumstances or allegations against or with respect to Company or any of its Subsidiaries (other than Hospitals or any of its Subsidiaries) substantially similar to existing litigation, shall not constitute the institution of "new litigation" and will not constitute a "development" in existing litigation which would have such a material adverse effect; or

         (m) a judgment or order (other than the Final Settlement) for the payment of money in excess of $25,000,000 (net of insurance to the extent that the insurer shall have admitted coverage thereof) shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

         (n) the liability of the Company and its Subsidiaries under the Final Settlement shall exceed $400,000,000 on a pre-tax basis; or

         (o) Hospitals takes any action to revoke the Hospitals Guaranty or asserts (or a court of competent jurisdiction determines) that the Hospitals Guaranty is invalid in whole or in part; or

         (p) at any time before the Final Settlement shall have been consummated, either the Company or the Required Banks, in their reasonable judgment, shall determine that the cost to the Company and its Subsidiaries of resolving the matters expected to be resolved by the Final Settlement (as described in the Draft 10-Q), including related state Medicaid claims, is likely to exceed $400,000,000 on a pre-tax basis;

then, (a) if such event is an Event of Default specified in clause (g) or
(h) above, automatically the Commitments shall immediately terminate and the loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding, and (b) if such event is any other Event of Default, so long as such Event of Default is continuing, any of the following actions may be taken: (i) upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the Tranche A Commitments to be terminated forthwith, whereupon the Tranche A Commitments shall immediately terminate; (ii) upon the request of the Required Banks, the Agent shall, by notice of default to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (iii) upon request of the Required Banks, the Agent shall direct the Company to make the payment to the Issuing Bank provided for in Section 2.10(f).


                                  ARTICLE VIII

                                    THE AGENT

         SECTION 8.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent (i) to take such action as agent on its behalf and to exercise such powers under this Agreement, the Pledge Agreement, the Hospitals Guaranty and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto and (ii) to execute and deliver the Pledge Agreement and the Hospitals Guaranty.

         SECTION 8.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement, the Pledge Agreement and the Hospitals Guaranty as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of the Company as if it were not the Agent hereunder.

         SECTION 8.03. Action by Agent. The obligations of the Agent under this Agreement and the Pledge Agreement are only those expressly set forth herein and therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VII and in Section 14(A) of the Pledge Agreement.

         SECTION 8.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 8.05. Liability of Agent. Neither the Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its

Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Hospitals Guaranty, the Pledge Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         SECTION 8.06. Indemnification. Each Bank shall, ratably in accordance with its Total Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

         SECTION 8.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Managing Agent, the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Managing Agent, the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 8.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of

America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         SECTION 8.09. Agent's Fee. The Company shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Agent.

         SECTION 8.10.  Managing Agents.       The Managing Agents, in their
capacities as such, shall have no duties or obligations of any kind under this Agreement.


                                   ARTICLE IX

                             CHANGE IN CIRCUMSTANCES

         SECTION 9.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

         (a) the Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the London interbank market for such Interest Period, or

         (b) Banks having 50% or more of the aggregate amount of the Tranche A Commitments advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Company notifies the Agent at least two Domestic Business Days before the date of any Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Domestic Borrowing.

         SECTION 9.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Company shall borrow a Domestic Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Domestic Loan.

         SECTION 9.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Euro-Dollar Lending Office) or shall impose on any Bank (or its Euro-Dollar Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Euro-Dollar Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Euro-Dollar Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

         (c) Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 9.04. Taxes. (a) For purposes of this Section 9.04, the following terms have the following meanings:

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

         "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

         (b) Any and all payments by the Company to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Company agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 9.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.

         (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date on which it becomes a Bank, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

         (e) For any period with respect to which a Bank has failed to provide the Company with the appropriate form pursuant to Section 9.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under
Section 9.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (f) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section 9.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

         SECTION 9.05. Domestic Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 9.02 or (ii) any Bank has demanded compensation under Section 9.03 or 9.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

         (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Domestic Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

         (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Domestic Loans instead.


                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company, the Issuing Bank or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article IX shall not be effective until received.

         SECTION 10.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.03. Expenses; Indemnification. (a) The Company shall pay (i) all out-of-pocket expenses of the

Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all out-of-pocket expenses of each Managing Agent (including fees and disbursements of their counsel or allocated costs of their internal counsel up to a maximum of $10,000 for each Managing Agent) and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including (without duplication) the fees and disbursements of counsel and the allocated cost of internal counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Company agrees to indemnify the Agent, the Managing Agents, each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, claims, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or the Letters of Credit or any actual or proposed use of the proceeds of the Loans or the Letters of Credit; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         SECTION 10.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note or Reimbursement Obligation held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note or Reimbursement Obligation, as the case may be, held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes or Reimbursement Obligations, as the case may be, held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and Reimbursement Obligations held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

         SECTION 10.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the Required Banks and the Issuing Bank (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease any Commitment of any Bank (except for a ratable decrease in the corresponding Commitments of all Banks) or subject any Bank to any additional obligation,
(ii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or for the expiration of any letter of credit or the termination of any Commitment, (iv) release the Hospitals Guaranty or release any shares of capital stock of Hospitals from the lien of the Pledge Agreement, (v) waive any condition specified in Section 4.01,
(vi) waive any provision hereof requiring payments to the Banks to be made ratably or (vii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes and Reimbursement Obligations, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

         SECTION 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

         (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in any of its Commitments or any or all of its Loans and Reimbursement Obligations. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the Pledge Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company under this Agreement, the Pledge Agreement and the Hospitals Guaranty including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement, the Pledge Agreement or the Hospitals Guaranty; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 10.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
Article IX with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Total Commitment of not less than $10,000,000 comprised of proportionate parts of its Tranche A Commitment, Tranche B Commitment and Tranche C Commitment) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit J hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Issuing Bank and upon notice to the Agent (but without the Company's consent); provided that no such consent shall be required if (i) the Assignee is an Affiliate of the transferor Bank and is of a credit quality equal to or better than the credit quality of the transferor Bank or (ii) the Assignee was a Bank immediately prior to such assignment. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with Commitments as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 9.04.

         (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 2.13,
9.03 or 9.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 9.02, 9.03 or 9.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

         SECTION 10.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

         SECTION 10.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement, the Pledge Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 10.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         SECTION 10.10. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date and year first above written.


                            NATIONAL MEDICAL ENTERPRISES, INC.



                            By:    /s/ Maris Andersons
                            Title:     Treasurer

                            By:    /s/ Raymond Mathiasen
                            Title:     Chief Financial Officer

                            2700 Colorado Avenue
                            Santa Monica, California  90404
                            Attn: Mr. Maris Andersons
                              Executive Vice President and
                              Treasurer
                            Telecopy: (310) 998-6507

                            with a copy to:

                            Attn:  General Counsel
                            Telecopy: (310) 998-6688


                            BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION



                            By: /s/ Clay Cole
                            Title:  Vice President


                            THE BANK OF NEW YORK



                            By: /s/ Lisa Y Brown
                            Title:  Vice President


                            BANKERS TRUST COMPANY



                            By: /s/ Mary Jo Jolly
                            Title:  Assistant Vice President

                            MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK, as a Bank and
                              as the Administrative Agent



                            By: /s/ Robert M Osieski
                            Title:

                            60 Wall Street
                            New York, New York  10260
                            Attn: Robert M. Osieski
                            Telecopy: 212-648-5014


                            MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK, as Issuing Bank



                            By: /s/ Diana H Imhot
                            Title:  Associate

                            c/o J.P. Morgan Services, Inc.
                            500 Stanton Christiana Road
                            Newark, DE  19713
                            Attn: International Trade Services

                                         SCHEDULE I

                                    COMMITMENTS OF BANKS


                            Tranche A     Tranche B     Tranche C        Total
Bank                       Commitment    Commitment    Commitment     Commitment

Bank of America National  $55,500,000   $36,550,000   $24,125,000   $116,175,000
  Trust and Savings
  Association

The Bank of New York      $55,500,000   $36,550,000   $24,125,000   $116,175,000

Bankers Trust Company     $55,500,000   $36,550,000   $24,125,000   $116,175,000

Morgan Guaranty Trust     $55,500,000   $36,550,000   $24,125,000   $116,175,000
  Company of New York

                         $222,000,000  $146,200,000   $96,500,000   $464,700,000

                              SCHEDULE II


                        Uncommitted Lines of Credit
                  (all are direct to or guaranteed by
                    National Medical Enterprises, Inc.)


                  Currency &
                  Amount of                     Outstanding       Maturity
Bank              Line                          A/O 9/30/93          Date
============================================================================
Wachovia          US $ 25,000,000                     0           demand

Banco di Napoli   US $ 10,000,000                     0           demand

Chase National
Corp. Services    MR   16,000,000               MR  15,327,000    demand

Chase North
American Corp.    S $  18,000,000               S $ 18,500,000    demand

Oversea-Chinese
Banking Corp.     S $  30,000,000               S $ 25,000,000    demand

Hong Kong Shanghi
Bank              S $  50,000,000                      0          demand

United Overseas
Bank              S $  53,000,000                      0          demand

Development Bank
of Singapore      S $  60,000,000               S $ 30,000,000    demand

                                 SCHEDULE III
                            CONTINGENT OBLIGATIONS
                           (IN US$ EXCEPT AS NOTED)


FACILITY                AMOUNT            EXPIRY DATE       NOTES
=============================================================================

RMSC - SUNRISE          50,770            5/31/95           Lease Guarantees

RMSC - SEA PINES        82,175            5/31/95           Lease Guarantees

FACILITIES
158, 461, 462           141,543                             GTEE of Acquisition
                                                            Note

NORTHEAST REHAB         209,832           5/31/97           Lease Guarantees

RHSC- WICHITA           215,464           5/31/98           Lease Guarantees

WESTERN REHAB           333,999           5/31/98           Lease Guarantees

RHSC - GARDEN STATE     404,452           5/31/00           Lease Guarantees

ALAMANCE, NC (193)      712,500           4/01/01           Guaranty of IRB.

MARIGARDE, OH (3297)    887,500           12/01/96          Guaranty of IRB.

RHSC- GREATER           905,103           5/31/98           Lease Guarantees
      WASHINGTON


RHSC - LAKE ERIE        972,334           5/31/98           Lease Guarantees

VARIOUS                1,159,358                            Guarantees of
                                                            Doctors' Loans
                                                            D/S  A/O 5/31/93

OAKWOOD, MA (517)      1,186,500          3/31/95           GTEE of IDB.
                                                            Evergreen with
                                                            13 mos. notice of
                                                            cancellation by
                                                            Wachovia


CARROLLWOOD            1,522,916          10/10/05          Guaranty of IDB
CARE CTR. FL

FACILITY (416)         1,602,097          9/01/98           Long Term note.

WINCHESTER, OH (572)   1,955,000          5/01/03           IRB

BLUBERRY HILL, MA      2,126,250          3/31/95           Guaranty of IDB.
(581)                                                       Evergreen with
                                                            13 mos. notice of
                                                            cancellation by
                                                            Wachovia

LEBANON, OH (868)      2,135,000          9/01/13           Guaranty of IRB

PICKERINGTON, OH       2,225,000          11/01/03          Guaranty of IRB
(570)

MEMPHIS, TN (822)      2,235,000          12/01/04          Guaranty of IRB
                                                            Will be redeemed
                                                            5/1/94

FRANKLIN WOODS, OH     2,330,000          10/01/04          Guaranty of IRB
(560)


RHSC - TEXARKANA       2,472,431          5/31/11           Lease Guarantees

RHSC - AUSTIN          2,485,580          5/31/05           Lease Guarantees

GRAYLING, MI           2,515,000          3/01/13           Guaranty of IRB
(3695)

HILLHAVEN              2,613,312                            Guarantees of First
                                                            Mortgages.
                                                            A/O 5/31/93

LANSING, MI            2,700,000          12/01/10          Guaranty of IRB
(3778)

HOLLIDAY (PAULL        3,200,000          10/01/10          Guarantee of IRB.
RANDLE)                                                     All of bonds
                                                            held by Hillhaven.

IDAK #1, MA            3,354,750          3/31/95           GTEE of 28B.
                                                            Evergreen with 13
                                                            mos. Notice of
                                                            cancellation by
                                                            Wachovia.  B.T.
                                                            Covenants by
                                                            reference. No vote
                                                            including waivers.

HICKORY HOLLOW,TN      3,430,000          7/01/10           Guaranty of IRB
(387)

FLINT, MI (3777)       3,580,000          12/01/10          Guaranty of IRB

LEDGEWOOD HEALTH       4,160,000          4/01/10           Guaranty of IRB
(387)

HILLHAVEN              4,406,869                            Guarantees of L.T.
                                                            notes. A/O 11/30/93

SAN MARCOS NURSING     4,410,000          3/31/95           NME GTEE of IOB.
HM, CA                                                      Evergreen with 13
                                                            months notice of
                                                            cancellation by
                                                            Wachovia.

SAN MARCOS RTMT        4,725,000          6/15/94           Guaranty of IDB
VILLAGE

SEDONA, AZ (653)       4,769,325                            GTEE of IDB.
                                                            Evergreen with 13
                                                            months notice of
                                                            cancellation by
                                                            Wachovia.

RHSC -GARDEN STATE      4,870,900         5/31/00           Lease Guarantees.

IDAK #2, MA             4,919,250         3/31/95           GTEE of IDB.
                                                            Evergreen with 13
                                                            months notice of
                                                            cancellation by
                                                            Wachovia.


HERITAGE, TN            6,465,914         3/01/25           NME Guarantee of HUD
(7182)                                                            Loan


RHSC -TREASURE COAST    9,164,892         5/01/01           Lease Guarantees


RHSC -CAPITAL           9,375,275         12/31/01          Lease Guarantees


RHSC-ALTOONA            13,213,074        5/31/01           Lease Guarantees


RHSC-MONTGOMERY         13,325,355        5/01/02           Lease Guarantees


RHSC-MECHANICSBURG      14,492,290        12/01/02          Lease Guarantees


RHSC-FT. SMITH          14,599,321        10/31/01          Lease Guarantees

RHSC-NITTANY VALLEY     15,845,052        5/31/08          Lease Guarantees


RHSC-YORK               16,168,145        9/01/07          Lease Guarantees


RHSC-SAN ANTONIO        16,699,809        5/31/03          Lease Guarantees


RHSC-GREAT LAKES        17,480,968        9/30/94          Lease Guarantees


RHSC-DALLAS             18,178,608        5/31/39          Lease Guarantees


RHSC-SARASOTA           21,500,417        5/31/12          Lease Guarantees


RHSC-GREATER            23,038,552        12/01/02         Lease Guarantees
PITTSBURG


HILLHAVEN               30,000,000        6/30/94          Short Fall G-TEE for
                                                           Medicaid receivables
                                                           of program.  Expect
                                                           to release us 4/15/94


HILLHAVEN             231,200,684                          Guarantees of Leases
                                                           A/O 11/30/93

NEW TEKNON            '500,000,000        3/31/02          Partial Loan G'Tee
                              PTA

ROYAL CLINICS         "220,000 SR         1/06/95          Performance bond.

ROYAL CLINICS         "904,636 SR         12/31/94         Advance payment bond.

_______________________________________
' Spanish Pesetas

" Saudi Riyals